Exhibit 10.1

ASPEN AEROGELS, INC.

Non-Employee Director Compensation Policy

The Board of Directors of Aspen Aerogels, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (the “Policy”), which establishes compensation to be paid to non-employee directors of the Company to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors (the “Board”).

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Equity Grants

Annual Stock Grants and Annual Option Grants

Commencing in calendar year 2024, each Outside Director shall be granted (i) restricted shares of the Company’s common stock, or as may be determined by the Board, restricted share units with respect to the Company’s common stock (the “Annual Stock Grant”), equal in value to $56,000 under the Company’s 2023 Equity Incentive Plan or such other stockholder-approved equity compensation plan in effect on the date of grant (the “Stock Plan”); and (ii) stock options to purchase shares of the Company’s common stock (the “Annual Option Grant”, and together with the Annual Stock Grant, the “Annual Equity Grant”) equal in value to $34,000 under the Stock Plan each year on or about the time of the annual meeting of the Board following the Company’s annual meeting of stockholders; provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter, each Outside Director will still receive any Annual Equity Grant provided for under this Policy on the first day of the third fiscal quarter of such year. The number of shares of common stock to be granted to each Outside Director as his or her Annual Stock Grant shall be calculated using the fair market value of the Company’s common stock as of the grant date, which shall be deemed to be the closing price on such date of the Company’s common stock on a national securities exchange. The number of shares of common stock subject to the Annual Option Grant to be granted to each Outside Director as his or her Annual Option Grant shall be calculated using the fair value of the dollar amount of the Annual Option Grant computed in accordance with FASB ASC Topic 718. For any new Outside Director joining the Board after the date of the Annual Equity Grant, such new Outside Director shall receive equity grants on the first day of his or her service on the Board equal to the pro rata share of that year’s (i) Annual Stock Grant calculated by multiplying the number of days of such year that the such new director will serve by the quotient of $56,000 divided by 365 and (ii) Annual Option Grant calculated by multiplying the number of days of such year that the such new director will serve by the quotient of $34,000 divided by 365 and in each case calculating the number of shares using the methodology set forth above for Annual Equity Grants but calculated using the closing stock price and other values on such new Outside Director’s first day of service on the Board.

Terms for All Equity Awards

Unless otherwise specified by the Board or the Compensation and Leadership Development Committee at the time of grant, all equity awards granted under this Policy shall (i) vest on the earlier of (a) one year from the date of the grant with respect to an Annual Equity Grant or (b) the day prior to the annual meeting for the fiscal year following the date of grant, subject to the Outside Director’s continued service on the Board, (ii) each stock option shall terminate ten years from the date of grant of such stock option, and (iii) each equity award shall be granted under the Company’s standard form of agreement unless on or prior to the date of grant the Board or the Compensation & Leadership Development Committee shall determine that other terms or conditions shall be applicable prior to the grant of such equity award.

Each outstanding Annual Stock Grant and Annual Option Grant shall become fully vested immediately prior to a Change in Control (as defined in the Stock Plan), subject to the applicable Outside Director’s continued service on the Board until such Change in Control.

Notwithstanding the foregoing, in the event that an Outside Director departs from the Board other than as a result of removal from the Board for Cause (as defined in the Stock Plan) (the “Departing Director”), the Departing Director will have two years from the date of departure to exercise all stock options, to the extent vested and exercisable as of the date of departure, subject to the provisions of the Stock Plan, and provided, however, that in no event shall the Departing Director be permitted to exercise such stock options following the expiration of the term of such stock options. The Board retains the discretion to add additional time to such exercise period when considering each such departure. In addition, if the Departing Director has served on the Board for at least three years at the time of departure, the Board retains the discretion to provide for the acceleration of vesting of a portion or all of the Departing Director’s unvested Annual Option Grant or Annual Equity Grant.

Cash Fees

Annual Cash Payments

Effective as of March 6, 2024, the following annual cash fees shall be paid to the Outside Directors serving on the Board and the Audit Committee, the Compensation & Leadership Development Committee, and the Nominating, Governance & Sustainability Committee, as applicable.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair (in lieu of the annual retainer amount for a member)	Annual Retainer Amount for Member
Board of Directors	$90,000	$45,000
Audit Committee	$20,000	$7,500
Compensation & Leadership Development Committee	$20,000	$5,000
Nominating, Governance & Sustainability Committee	$10,000	$4,000

If the Company holds more than 12 board meetings in a calendar year, 12 meetings of the Audit Committee in a calendar year, 8 meetings of the Compensation & Leadership Development Committee, or 8 meetings of the Nominating, Governance & Sustainability Committee in a calendar year, the Board, at its discretion, may pay to each Outside Director or member of such committee, as applicable, that attends such additional meetings by telephone or other means of communication, an additional one-time cash retainer for their additional service starting at one times the existing retainer for membership of the Board or relevant committee, as applicable, and which amount may be increased, without exceeding $45,000 for any given calendar year.

Payment Terms for All Cash Fees

Cash payments payable to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter.

Following an Outside Director’s first election or appointment to the Board, such Outside Director shall receive his or her cash compensation pro-rated beginning on the date he or she was initially appointed or elected. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service.

Maximum Compensation

The sum of the grant date fair value (determined as of the date of grant in accordance with FASB ASC Topic 718) of all awards made pursuant to the Stock Plan, to an individual as compensation for service as a non-employee director, together with cash compensation earned by the non-employee director during any fiscal year, shall not exceed $500,000.

In a fiscal year in which a non-employee director serves the Company in another capacity (including as an interim officer), the non-employee director compensation limit shall not apply to any compensation arrangements established with respect to such service.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board.

Amendments

The Nominating, Governance & Sustainability Committee or the Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy. Revision History

Version	Status	Reason for Change	Date
V 1.0	Initial adoption & publication	Policy issuance	May 2014
V 2.0	Policy amendments	Change to annual cash payments	February 23, 2022
V 3.0	Reformatting (non-substantive policy amendments)	Policy reformatting & reissuance	October 26, 2022
V 4.0	Policy amendments	Change to annual stock grant and change to certain committee chair cash retainers	May 30, 2024